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September 27, 2001


Securities and Exchange Commission
Washington D.C.  20549

     RE:  SPORT-HALEY, INC.

Gentlemen:

We confirm that the audit of Sport-Haley, Inc. is not yet completed and cannot be completed by the required filing date of September 28, 2001 without unreasonable cost and effort.


Sincerely,



HEIN + ASSOCIATES LLP
Certified Public Accountants